UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2011

CLEANTECH INNOVATIONS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-35002	98-0516425
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

C District, Maoshan Industry Park, Tieling Economic Development Zone, Tieling, Liaoning Province, China	112616
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (86) 0410-6129922

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 20, 2011, CleanTech Innovations, Inc. (the “Company”) promoted Mr. Sheng Ma, the Company’s Accounting Supervisor, to the position of Chief Financial Officer, replacing Ms. Nan Liu, who voluntarily resigned, effective September 20, 2011. The Company thanks Ms. Liu for her services and notes that Ms. Liu is not resigning because of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

As the Company’s new Chief Financial Officer, Mr. Ma will be a senior executive of the Company and will report to the Chief Executive Officer.  Mr. Ma has signed a standard labor contract with the Company, which shall terminate on August 1, 2012, unless renewed by the Company, and will receive a salary of 8,000 RMB per month. The biography of Mr. Ma follows:

Mr. Sheng Ma, age 59, is a senior accountant in China and has more than 30 years of experience in financial controls, internal controls and accounting management. He has been head of the Company’s accounting department since August 2011. From 2006 to August 2011, Mr. Ma served as a chief accountant at the northeast division of China Power Investment Corporation, one of the five largest state-owned power producers in China. Mr. Ma received his Bachelor's degree in Finance and Economics from Mudanjiang Business College in 1978.

There were no arrangements or understandings between Mr. Ma and any other persons pursuant to which Mr. Ma was appointed Chief Financial Officer of the Company. There are no family relationships (as that term is defined in Item 401 in Regulation S-K) between Mr. Ma and any of our directors, executive officers or other key personnel. There are no relationships or related transactions between Mr. Ma and the Company that are required to be reported under Item 404(a) of Regulation S-K.

Item 9.01. Financial Statements and Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEANTECH INNOVATIONS, INC.

Dated: September 26, 2011	By:	/s/ Bei Lu
Bei Lu
Chief Executive Officer
(Principal Executive Officer)